Exhibit 99.1

BGC Partners Reports Fourth Quarter and Full Year 2015 Financial Results

The Company Generated Record Quarterly Post-tax Distributable Earnings

Declares Quarterly Dividend of 14 Cents

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY - February 10, 2016 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC” or “the Company,”) a leading global brokerage company servicing the financial and real estate markets, today reported its financial results for the quarter and year ended December 31, 2015. Unless otherwise stated, the financial results and other metrics for the Company’s division, GFI Group Inc. (“GFI Group” or “GFI,”) are consolidated with those of BGC for all periods from February 27, 2015 onward.

Select Results Compared to the Year-Earlier Period

Highlights of Consolidated Results (USD millions)	4Q15	4Q14	Change	FY15	FY14	Change
Revenues for distributable earnings[1]	$692.0	$515.5	34.3%	$2,641.3	$1,841.5	43.4%
Pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes	91.7	72.6	26.4%	332.5	247.6	34.3%
Post-tax distributable earnings	76.7	60.6	26.5%	276.4	207.4	33.3%
Adjusted EBITDA[2]	481.4	(0.3)	NMF	875.5	246.0	255.9%
Revenues under U.S. Generally Accepted Accounting Principles (“GAAP”)	673.4	489.3	37.6%	2,575.4	1,787.5	44.1%
GAAP income (loss) from operations before income taxes and noncontrolling interest in subsidiaries	251.9	(59.3)	NMF	388.8	(3.2)	NMF
GAAP net income (loss) for fully diluted shares	70.3	(18.7)	NMF	168.5	5.7	NMF

Per Share Results	4Q15	4Q14	Change	FY15	FY14	Change
Pre-tax distributable earnings per share	$0.23	$0.21	9.5%	$0.89	$0.74	20.3%
Post-tax distributable earnings per share	0.20	0.18	11.1%	0.74	0.62	19.4%
GAAP net income (loss) per fully diluted share	0.24	(0.08)	NMF	0.50	0.02	NMF

Management Comments

“BGC’s fourth quarter post-tax distributable earnings grew by more than 26 percent year-over-year to $76.7 million, while our revenues increased by 34 percent to $692 million,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “This marks our sixth consecutive quarter of record profits. This strong performance was driven by the addition of GFI, the ongoing success of Newmark Grubb Knight Frank,3 our Real Estate Services company, and the 112 percent year-on-year revenue increase generated by our high margin fully electronic FENICS4 business. BGC’s record results came despite the stronger U.S. dollar reducing our reported Financial Services revenues by $18 million and $91 million during the fourth quarter and full year 2015, respectively.

[1]	See the sections of this document entitled “Distributable Earnings Defined,” “Differences Between Consolidated Results for Distributable Earnings and GAAP,” “Reconciliation of Revenues Under GAAP And Distributable Earnings,” and “Reconciliation of GAAP Income (loss) to Distributable Earnings” for a complete and updated definition of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this document.
[2]	See the sections of this document titled “Adjusted EBITDA Defined” and “Reconciliation of GAAP Income (loss) to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings).”
[3]	“NGKF” and the Company’s Real Estate Services segment are used interchangeably with “Newmark Grubb Knight Frank.”
[4]	For the purposes of this document, all of the Company’s fully electronic businesses may be referred to interchangeably as “FENICS” or “e-businesses.” These offerings are only in the Financial Services segment and include fees from fully electronic brokerage, market data and software solutions, and post-trade services across both BGC and GFI. FENICS results do not include the results of Trayport, which are reported separately due to its sale.

“In January of this year, we closed the back-end merger with GFI. The combination dramatically increases the scale and scope of the Company, and we expect the resulting improvement in BGC’s economics to produce tremendous value for our investors. The total purchase consideration for all shares of GFI purchased by BGC was approximately $750 million.5

“In December, we sold Trayport to Intercontinental Exchange, Inc. for approximately 2.5 million ICE common shares issued with respect to the $650 million purchase price.6 We have sold over 80 percent of these shares to date, and the expected cash tax rate related to the purchase price is 10 percent or less.

“The proceeds from the Trayport sale contributed to our more than $1 billion of balance sheet liquidity as of the end of the year. In addition to our strong current liquidity position, we expect to receive over $730 million in additional Nasdaq stock over time, which is not yet reflected on our balance sheet.7 This means that we have over $1.7 billion of dry powder available to us to drive substantial returns for our investors. We expect to use our considerable financial resources to repay debt, profitably hire, make accretive acquisitions, pay dividends, and/or repurchase shares and units of BGC, all while maintaining or improving our investment grade rating.

“BGC’s Adjusted EBITDA increased by more than 250 percent in 2015 to $876 million, aided by the gain on sale of Trayport and by our strong revenue growth. We expect to have strong Adjusted EBITDA and distributable earnings margins going forward as we increase the profitability of GFI, continue to grow revenues from our highly profitable FENICS business, and benefit from the strength of NGKF.

Mr. Lutnick concluded: “I am happy to report that our board declared a 14 cent qualified dividend for the fourth quarter, which is consistent with the prior three quarters, and represents an increase of 16.7 percent year-over-year. At yesterday’s closing stock price, this translates into a 6.6 percent annualized yield.”

Shaun D. Lynn, President of BGC, said: “The acquisition of GFI drove the Company’s 51 percent year-over-year improvement in quarterly Financial Services revenues. The integration of GFI into BGC continues to progress smoothly. We are happy to report that we have already met our target of reducing Financial Services annualized expenses by at least $50 million by the first quarter of 2016. We had previously expected a minimum of $40 million in further annualized cost savings by the first quarter of 2017, for a total of at least $90 million in annual savings. We now anticipate achieving a minimum of $100 million in annual savings by the end of 2016.8 The improvement to our pre-tax profitability we expect to

[5]	This amount is net of the $250.0 million note previously issued to GFI by BGC, which is eliminated in consolidation. This figure also excludes the $29.0 million gain under GAAP recorded in the first quarter of 2015 with respect to the appreciation of the 17.1 million shares of GFI held by BGC prior to the successful completion of the tender offer. Including this gain, the GAAP calculation of purchase consideration and noncontrolling interest totaled $779.5 million.
[6]	Intercontinental Exchange, Inc. and “ICE” are used interchangeably. The $650 million figure reflects the price which was adjusted at closing.
[7]	See the “Consolidated Balance Sheet” section of this document for the items that make up liquidity. On June 28, 2013, BGC sold its fully electronic trading platform for benchmark U.S. Treasury Notes and Bonds to Nasdaq, Inc. (NASDAQ: NDAQ or “Nasdaq.”) For the purposes of this document, the assets sold may be referred to as “eSpeed.” The value of these shares is based on NDAQ’s closing price on February 9, 2016. These shares are expected to be received ratably over the next approximately 12 years.
[8]	This $100 million figure excludes expenses related to GFI’s Trayport business, and excludes the impact of any acquisitions or net increase in headcount due to hires made or completed after the first quarter of 2015.

achieve with the $100 million in annualized cost savings will be at least 25 percent higher than the full year revenues of Trayport.9 In addition, we expect our results to further improve as we invest the net proceeds from the $650 million Trayport sale.

“Our quarterly pre-tax distributable earnings increased by 25 percent in Financial Services year-on-year, driven by higher overall revenue and by the ongoing strength of FENICS. FENICS increased its quarterly top line by over 112 percent to $59 million, while its pre-tax distributable earnings grew by 66 percent to $25 million, all compared with a year earlier. These outstanding results were driven primarily by the addition of GFI as well as by the strong organic growth generated by our market data and software solutions products. On an annualized basis, our pre-tax distributable earnings for FENICS are more than the annualized revenues of eSpeed,10 which we sold in 2013 for over $1.2 billion. FENICS continued to have strong momentum in the first quarter 2016, as revenues for these high margin offerings more than doubled year-on-year for the first 24 trading days of 2016.”

Mr. Lynn concluded: “Regulations, capital requirements, and customer demand continue to drive the market towards increased electronic trading. This, combined with the success we are having in attracting new customers to FENICS, converting voice and hybrid products to fully electronic trading, and growing the fees generated by our market data, software solutions, and post-trade products, make us confident that we will continue to drive further business onto FENICS over time.”

Barry M. Gosin, Chief Executive Officer of Newmark Grubb Knight Frank, added: “NGKF once again had a very strong year, as our pre-tax distributable earnings grew by approximately 50 percent to $139 million, while revenues for distributable earnings increased by approximately 38 percent to just over $1 billion. This robust improvement was largely a result of a more than 115 percent jump in revenues from higher margin real estate capital markets brokerage, a 25 percent increase in leasing and other services revenues, and 15 percent growth from largely recurring management services fees.

“Our full year revenue and earnings growth in Real Estate services outpaced the results of our publicly traded competitors11 and relevant industry metrics by wide margins. This impressive outperformance was driven in part by the acquisitions of Apartment Realty Advisors (“ARA,”) Cornish & Carey, Computerized Facility Integration, and Excess Space. In addition, NGKF generated strong organic growth as we continued to add dozens of high profile and talented brokers and other professionals, won new business, and were aided by solid commercial real estate market fundamentals. Given our strong momentum, we expect NGKF to generate top-line growth of approximately 20 percent for year 2016.”

Dividend Information

On February 9, 2016, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.14 per share payable on March 16, 2016 to Class A and Class B common stockholders of record as of March 2, 2016. The ex-dividend date will be February 29, 2016.

[9]	Trayport generated gross revenues of approximately $80 million for the trailing twelve months ended September 30, 2015.
[10]	eSpeed generated $48.6 million in revenues and $28.5 million in pre-tax profits for BGC in 1H2013.
[11]	NGKF’s public peers are: CBRE Group, Inc., Jones Lang LaSalle Incorporated, Colliers International Group Inc., Savills plc, Marcus & Millichap, Inc., and HFF, Inc.; estimates are derived from either actual reported results or Bloomberg consensus estimates for total year-over-year revenue growth for each of these companies in FY 2015 as of February 9, 2016.

Trayport Gain and Non-Cash GAAP Charges Excluded From Distributable Earnings

Under GAAP, the Company recorded an approximately $407 million gain, net of fees, in the fourth quarter of 2015 related to the sale of Trayport and the net realized and unrealized gains on the ICE shares as part of “total other income (losses), net.” Offsetting this gain were approximately $187 million of GAAP expenses related to non-cash and/or non-dilutive charges recorded during the quarter, aside from those that might have been expected as part of the Company’s ordinary operating business. Taking these items together resulted in an approximately $220 million net gain, which was excluded from distributable earnings.

In addition, certain GFI Group net operating loss carryforwards are expected to be utilized to reduce cash taxes. Taking these items together, BGC therefore expects to pay effective cash taxes of no more than $64 million related to the Trayport purchase price, or an expected rate of less than 10 percent.

The Company still expects its effective tax rate for distributable earnings to remain at around 15 percent for the foreseeable future. See the section of this document entitled “Differences Between Consolidated Results for Distributable Earnings and GAAP” for more details on how distributable earnings was calculated for the periods discussed herein.

Consolidated Revenues

Unless otherwise stated, all results provided in this document compare the fourth quarter or full year 2015 with the year-earlier periods. Certain numbers in the tables throughout this document may not sum due to rounding. In addition, certain figures may have been adjusted for prior periods in order to conform to current reporting methodology. Any adjustments would have had no impact on consolidated revenues or income for either GAAP or distributable earnings.

Highlights of Consolidated Revenues (USD millions)	4Q15	4Q14	Change	FY15	FY14	Change
Brokerage revenues for distributable earnings	$584.9	$443.9	31.8%	$2,252.7	$1,579.4	42.6%
Total distributable earnings revenues	692.0	515.5	34.3%	2,641.3	1,841.5	43.4%
GAAP brokerage revenues	584.0	431.5	35.3%	2,247.3	1,561.9	43.9%
GAAP total revenues	673.4	489.3	37.6%	2,575.4	1,787.5	44.1%

Financial Services Results12

There was no difference in brokerage revenues between GAAP and distributable earnings for the segment. The increase in revenues was driven by the additions of GFI and R.P. Martin. Quarterly and full year revenues for Financial Services would have been approximately $18 million and $91 million higher but for the strengthening of the U.S. dollar relative to other major currencies compared with a year earlier.

Industry-wide, wholesale financial brokers tend to be seasonally strongest in the first calendar quarter of the year in terms of revenues and profitability, sequentially slower in each of the next two quarters, and then weakest in the fourth calendar quarter.

As a result of the Trayport sale, its revenues, net of intra-company eliminations, are shown separately in the below tables, while its results are excluded from those of BGC’s fully electronic businesses and from the Company’s calculation of revenue per front office employee elsewhere in this document.

[12]	See the tables later in this document with “Segment Results” in the titles for more information on BGC’s results by segment.

Financial Services Results for Distributable Earnings (USD millions)	4Q15	4Q14	Change	FY15	FY14	Change
Rates revenues	$106.9	$89.7	19.1%	$468.5	$401.6	16.7%
Foreign exchange revenues	71.6	57.6	24.3%	310.6	215.2	44.4%
Credit revenues	63.9	47.9	33.2%	273.3	225.9	21.0%
Energy and commodities revenues	59.2	15.8	275.2%	198.3	55.8	255.4%
Equities and other asset classes revenues	47.0	30.7	53.2%	187.7	120.5	55.7%

Total brokerage revenues for both distributable earnings and GAAP	348.5	241.7	44.2%	1,438.4	1,018.9	41.2%

Market data and software solutions, excluding Trayport, net of intra-company eliminations	10.9	2.6	323.7%	36.5	9.5	284.7%
Trayport revenues, net of intra-company eliminations	15.8	—	NMF	58.6	—	NMF
Interest, fees from related parties, and other revenue (including Nasdaq earn-out) for distributable earnings	19.0	16.5	15.4%	69.3	52.3	32.4%

Total revenues for distributable earnings	394.3	260.8	51.2%	1,602.8	1,080.7	48.3%

Pre-tax distributable earnings	65.9	52.8	24.8%	285.4	216.9	31.6%
Pre-tax distributable earnings as a percent of revenues	16.7%	20.3%		17.8%	20.1%

The year-on-year decline in Financial Services pre-tax margins under both GAAP and distributable earnings was due primarily to the inclusion of GFI, which had significantly lower margins as a stand-alone company. As the $100 million in annualized cost synergies are realized, and as fully electronic revenues become a larger percentage of revenues, the Company expects segment margins to expand from their current levels, all else being equal.

Financial Services Results for GAAP (USD millions)	4Q15	4Q14	Change	FY15	FY14	Change
Total brokerage revenues for both distributable earnings and GAAP	$348.5	$241.7	44.2%	$1,438.4	$1,018.9	41.2%
Market data and software solutions, excluding Trayport, net of intra-company eliminations	10.9	2.6	323.7%	36.5	9.5	284.7%
Trayport revenues, net of intra-company eliminations	15.8	—	NMF	58.6	—	NMF
Interest, fees from related parties, and other revenue	1.4	2.7	(47.0)%	9.7	15.9	(39.4)%

GAAP total revenues	376.7	247.0	52.5%	1,543.2	1,044.3	47.8%

GAAP other income, net (including Nasdaq earn-out)	9.8	7.4	32.3%	68.0	52.8	28.9%

GAAP income from operations before taxes	58.1	46.4	25.2%	293.8	233.3	26.0%
GAAP income from operations before taxes as a percent of revenues	15.4%	18.8%		19.0%	22.3%

In the table below, results for FENICS are broken out from the above Financial Services results. The technology services revenues shown are eliminated upon consolidation. As the integration of GFI continues, the Company expects the profitability of FENICS to improve.

FENICS Results in Financial Services (Excludes Trayport) (USD millions)	4Q15	4Q14	Change	FY15	FY14	Change
Fully electronic brokerage revenues	$36.5	$25.3	44.1%	$150.6	$89.5	68.2%
Market data and software solutions revenues, net of intra-company eliminations	10.9	2.6	323.7%	36.5	9.5	284.7%
Technology services (inter-company)	11.7	—	NMF	37.3	—	NMF

Total FENICS revenues	59.1	27.9	112.1%	224.3	99.0	126.6%

Pre-tax distributable earnings from FENICS	25.2	15.2	66.0%	98.2	53.9	82.4%
Pre-tax distributable earnings from FENICS as a percent of fully electronic revenues	42.7%	54.5%		43.8%	54.4%

Real Estate Services Results

For the full year 2015, the acquisitions of ARA and Cornish & Carey contributed to the dramatic growth of NGKF’s real estate capital markets revenues. Cornish & Carey and Excess Space added to the Company’s leasing and other services business. Revenues from Computerized Facility Integration were recorded as part of management services. NGKF also recorded strong organic growth.

Industry-wide, commercial real estate brokers tend to be seasonally slowest in the first calendar quarter of the year in terms of revenues and profitability, sequentially stronger in each of the next two quarters, and then strongest in the fourth calendar quarter.

NGKF Results for Distributable Earnings (USD millions)	4Q15	4Q14	Change	FY15	FY14	Change
Leasing and other services revenues for distributable earnings	$163.2	$148.1	10.2%	$545.1	$435.3	25.2%
Real estate capital markets revenues for distributable earnings	73.1	54.1	35.2%	269.3	125.2	115.1%

Total real estate brokerage for distributable earnings	236.3	202.2	16.9%	814.3	560.5	45.3%
Management services, interest, and other revenues for distributable earnings	52.0	45.2	15.0%	189.3	164.9	14.8%

Total revenues for distributable earnings	288.3	247.4	16.5%	1,003.6	725.4	38.3%
Pre-tax distributable earnings	47.4	38.3	23.9%	139.4	92.8	50.2%
Pre-tax distributable earnings as a percent of revenues	16.5%	15.5%		13.9%	12.8%

For distributable earnings, Real Estate Services brokerage revenues generally include the collection of cash representing the acquisition date fair value of certain receivables that would have been recognized for GAAP other than for the effect of acquisition accounting.

Real Estate Services Results for GAAP (USD millions)	4Q15	4Q14	Change	FY15	FY14	Change
GAAP leasing and other services revenues	$162.3	$136.7	18.7%	$539.7	$418.7	28.9%
GAAP real estate capital markets revenues	73.1	54.1	35.2%	269.2	125.2	115.0%

Total GAAP real estate brokerage revenues	235.4	190.8	23.4%	808.9	543.9	48.7%
GAAP management services and other revenues	52.0	45.2	15.0%	189.6	164.9	15.0%

Total GAAP revenues	287.4	236.0	21.8%	998.5	708.8	40.9%
GAAP income from operations before taxes	45.7	33.3	37.5%	129.8	69.1	87.7%
GAAP income from operations before taxes as a percent of revenues	15.9%	14.1%		13.0%	9.8%

See the tables towards the end of this document titled “Segment Disclosure” for additional information on both Real Estate Services and Financial Services, as well as on Corporate Items.

Consolidated Expenses

Overall expenses for distributable earnings increased as a percent of revenues, which primarily reflected the impact of GFI and other acquisitions across a number of line items. The Company expects overall expenses to decline as a percentage of revenues, all else equal, as it achieves its target of at least $100 million in annualized expense reductions.

Consolidated Expenses (USD millions)	4Q15	4Q14	Change	FY15	FY14	Change
Compensation and employee benefits for distributable earnings	$428.9	$318.4	34.7%	$1,641.4	$1,128.5	45.4%
Non-compensation expenses for distributable earnings	171.4	124.5	37.7%	667.4	465.4	43.4%

Total expenses for distributable earnings	600.3	442.9	35.5%	2,308.8	1,593.9	44.9%

Compensation and employee benefits under GAAP	478.9	310.8	54.1%	1,695.0	1,121.1	51.2%
GAAP allocations of net income and grant of exchangeability to limited partnership units and FPUs	145.7	30.4	379.5%	259.6	136.6	90.0%
Non-compensation expenses under GAAP	218.0	209.0	4.3%	751.4	573.8	31.0%

Total expenses under GAAP	842.6	550.2	53.1%	2,706.0	1,831.5	47.7%

Compensation and employee benefits as a percent of revenues for distributable earnings	62.0%	61.8%		62.1%	61.3%

Non-compensation expenses as a percent of distributable earnings revenues	24.8%	24.1%		25.3%	25.3%
Compensation and employee benefits as a percent of revenues under GAAP	71.1%	63.5%		65.8%	62.7%
Non-compensation expenses as a percent of GAAP revenues	32.4%	42.7%		29.2%	32.1%

BGC’s effective tax rate for distributable earnings was unchanged at 15 percent for the fourth quarter and full year 2015.

Consolidated Income and Share Count

With respect to BGC’s consolidated financial results, for the period from February 27, 2015, to January 11, 2016, approximately 33 percent of GFI’s post-tax distributable earnings were attributable to non-controlling interest in subsidiaries, while the remaining approximately 67 percent were attributable to BGC’s fully diluted shareholders. From January 12, 2016 forward, 100 percent of GFI’s post-tax distributable earnings are expected to be attributable to BGC’s fully diluted shareholders.

Consolidated Income (USD millions except per share data)	4Q15	4Q14	Change	FY15	FY14	Change
Pre-tax distributable earnings before non-controlling interest in subsidiaries and taxes	$91.7	$72.6	26.4%	$332.5	$247.6	34.3%
Post-tax distributable earnings	76.7	60.6	26.5%	276.4	207.4	33.3%
GAAP income from operations before income taxes	251.9	(59.3)	NMF	388.8	(3.2)	NMF
GAAP net income for fully diluted shares	70.3	(18.7)	NMF	168.5	5.7	NMF

Post-tax distributable earnings per fully diluted share	0.20	0.18	11.1%	0.74	0.62	19.4%
GAAP net income per fully diluted share	0.24	(0.08)	NMF	0.50	0.02	NMF

BGC had a fully diluted weighted-average share count of 404.1 million in the fourth quarter of 2015 for distributable earnings and 289.6 million under GAAP.    In the fourth quarter of 2014, the Company’s fully diluted share count was 374.3 million for distributable earnings and 221.0 under GAAP.

For full year 2015, the Company had a fully diluted weighted-average share count of 390.8 for distributable earnings and 335.4 million under GAAP. For 2014, these figures were 368.6 million and 328.5 million, respectively.

The GAAP share counts were lower because they exclude certain share equivalents in order to avoid anti-dilution.

The share count for both GAAP and distributable earnings increased year-on-year due primarily to issuances related to various acquisitions, employee equity-based compensation, and front-office hires. This was partially offset by the redemption and/or repurchase of 2.1 million shares and/or units, net, at a cost to BGC of $18.1 million, or $8.53 per share or unit during the full year ended December 31, 2015.

As of December 31, 2015, the Company’s fully diluted share count for distributable earnings was 404.6 million, assuming conversion of BGC’s 4.5 percent Convertible Senior Notes into 16.3 million shares, but not including the 23.5 million shares issued subsequent to year-end in connection with the GFI back-end merger.

Consolidated Balance Sheet

The Company’s balance sheet consolidates that of GFI, and reflects the impact of acquisition accounting across various line items.

As of December 31, 2015, the Company’s liquidity, which it defines as “cash and cash equivalents,” “marketable securities,” “securities owned,” held for liquidity purposes, less “securities loaned”, was $1,026.1 million; notes payable and collateralized borrowings were $840.9 million; book value per common share was $2.56; and total capital, which BGC Partners defines as “redeemable partnership interest,” “noncontrolling interest in subsidiaries,” and “total stockholders’ equity,” was $1,299.7 million. In comparison, as of December 31, 2014, the Company’s liquidity was $825.5 million; notes payable, collateralized borrowings, and notes payable to related parties were $706.7 million; book value per common share was $1.83; and total capital was $641.4 million. The Company’s calculation for liquidity as of year-end 2014 included the 17.1 million shares of GFI that BGC and its affiliates owned at the time, although they were not intended to be sold.

The increase in BGC’s liquidity since year-end 2014 was primarily related to the receipt of 2.5 million ICE shares. This was partially offset by cash used to purchase GFI, ARA, Cornish & Carey, Computerized Facility Integration, Excess Space, Steffner Commercial Real Estate,13 and Cincinnati Commercial Real Estate; cash used for the redemption and/or repurchase of 2.1 million shares and/or units, net, at a cost to BGC of $18.1 million, or $8.53 per share or unit during the full year ended December 31, 2015; as well as a previously disclosed legal settlement.

[13]	Steffner Commercial Real Estate operates as Newmark Grubb Memphis.

The Company’s balance sheet does not reflect the anticipated receipt of over $730 million worth of additional Nasdaq stock, because these shares are contingent upon Nasdaq generating at least $25 million in gross revenues annually. Nasdaq has recorded more than $1.5 billion in gross revenues for each of the last 10 calendar years, and generated gross revenues of approximately $3.4 billion in 2015.

As of January 31, 2016, the Company had sold more than 80 percent of its ICE shares. BGC has entered into hedging arrangements with respect to shares of ICE and Nasdaq from time to time, and expects that it may do so in the future.

Front Office Statistics14

Revenue-Generating Headcount Data (period end)	4Q15	4Q14	Change	FY15	FY14	Change
Financial Services	2,454	1,619	52%	2,454	1,619	52%
NGKF	1,401	1,244	13%	1,401	1,244	13%

Total	3,855	2,863	35%	3,855	2,863	35%

Revenue-Generating Headcount Data (period average)	4Q15	4Q14	Change	FY15	FY14	Change
Financial Services	2,488	1,545	61%	2,329	1,531	52%
NGKF	1,381	1,139	21%	1,319	976	35%

Total	3,868	2,684	44%	3,648	2,507	46%

Historically, BGC’s revenue per front office employee has generally fallen in the periods following large acquisitions. In addition, newly hired brokers tend to reach full productivity in their second year with the Company. As the integration of BGC’s acquisitions continues, newly hired NGKF brokers ramp up their production, and as more voice and hybrid revenue is converted to more profitable fully electronic trading, the Company expects revenue per broker statistics to improve across both segments.

Revenue Per Broker/Salesperson (period average in USD thousands)	4Q15	4Q14	Change	FY15	FY14	Change
Financial Services for distributable earnings	$145	$157	(8)%	$633	$671	(6)%
NGKF for distributable earnings	171	178	(4)%	617	575	7%
Total company for distributable earnings	154	166	(7)%	627	635	(1)%

Financial Services under GAAP	$145	$157	(8)%	$633	$671	(6)%
NGKF under GAAP	171	167	2%	613	557	10%
Total company under GAAP	154	162	(5)%	626	628	(0)%

Outlook

•	BGC anticipates first quarter of 2016 distributable earnings revenues to increase by between approximately 13 percent and 21 percent and to be between $635 million to $680 million, compared with $563.9 million a year earlier.

•	BGC expects first quarter of 2016 pre-tax distributable earnings to increase by between approximately 6 percent and 26 percent and to be in the range of $80 million to $95 million, versus $75.2 million a year earlier.

•	BGC expects full year 2016 Real Estate services distributable earnings revenues to increase by approximately 20 percent to $1.2 billion, compared with $1 billion in 2015.

•	BGC anticipates its effective tax rate for distributable earnings to remain approximately 15 percent for the year.[15]

[14]	The Real Estate figures are based on brokerage revenues, leasing and capital markets brokers, and exclude appraisers and both revenues and staff in management services and “other.” The Financial Services calculations in the above table include segment revenues from “total brokerage revenues,” and “market data and software solutions,” but exclude Trayport’s revenues and salespeople. The average revenues for all producers are approximate and based on the total revenues divided by the weighted-average number of salespeople and brokers for the period.
[15]

Investors and analysts should note that BGC’s post-tax distributable earnings per share calculations assume either that the fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense when the impact would be dilutive, or that the fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense. In the first quarter of 2016, the pre-tax interest expense associated with the Convertible Senior Notes is expected to be $3.0 million while the post-tax interest expense is expected to be $2.6 million, and the associated weighted-average share count is expected to be 16.3 million, all based on distributable earnings.

BGC intends to update its consolidated first quarter guidance before the end of March, 2016.

Differences Between Consolidated Results for Distributable Earnings and GAAP

The following sections describe the main differences between results as calculated for distributable earnings and GAAP for the periods described herein.

Differences between Revenues and Other income (losses), net, for Distributable Earnings and GAAP

In the fourth quarter of 2015 and 2014, BGC recorded revenues of distributable earnings related to the Nasdaq earn-out and associated mark-to-market movements and/or hedging of $17.6 million and $14.0 million, respectively. For the full years 2015 and 2014, these figures for distributable earnings were $60.7 million and $45.9 million, respectively. Under GAAP, there was no such impact on revenue, although gains of $9.8 million and $7.4 million related to the mark-to-market movements and/or hedging on the Nasdaq shares were recognized as part of “Other income (losses), net” in the fourth quarters of 2015 and 2014, respectively. For the full years 2015 and 2014, gains of $68.0 million and $52.8 million, respectively, related to the Nasdaq earn-out and associated mark-to-market movements and/or hedging were recognized as part of “Other income (losses), net” under GAAP.

In the fourth quarter and full year 2015, gains of $407.2 million and $448.4 million, respectively, with respect to acquisitions, dispositions, and resolutions of litigation were included in GAAP “Other income (losses), net,” but were excluded for distributable earnings purposes. These were primarily related to the gain on the sale of Trayport and the net realized and unrealized gains on the ICE shares received in the Trayport transaction. In addition, the full year 2015 included the unrealized gain with respect to the shares of GFI owned by the Company prior to the successful completion of BGC’s tender offer for GFI. For the year earlier periods, losses of $3.3 million related to acquisition adjustments were included in GAAP “Other income (losses), net” but were excluded for distributable earnings.

In the fourth quarter and full year 2015, a loss of $0.8 million and a gain of $1.9 million, respectively, related to BGC’s investments accounted for under the equity method were included as part of “Other income (losses), net” under GAAP but were excluded for distributable earnings. For the year earlier periods, the equivalent figures were losses of $2.4 million and $8.6 million.

Treatment of Real Estate Purchased Revenue and Compensation for Distributable Earnings and GAAP

In the fourth quarter and full year 2015, Real Estate Services brokerage revenues for distributable earnings included the collection of $0.9 million and $5.4 million of cash, respectively, which represented the acquisition date fair value of certain receivables. The corresponding figures for the respective year earlier periods were $11.4 million and $16.6 million. For the fourth quarter and full year 2015, consolidated compensation and employee benefits for distributable earnings included charges of $0.4 million and $3.4 million, respectively, in compensation expense related to these Real Estate Services receivables. The equivalent figures a year earlier were $7.6 million and $9.2 million. These items would have been recognized as GAAP revenues and expenses other than for the effect of acquisition accounting.

Differences between Compensation Expenses for Distributable Earnings and GAAP

The differences between fourth quarter and full year 2015 compensation expenses as calculated for GAAP and distributable earnings consisted of $196.1 million and $316.5 million, respectively, in non-cash, non-dilutive charges primarily related to the allocation of net income, grants of exchangeability to limited partnership units and FPUs, and additional reserves on employee loans. The corresponding figures a year earlier were $30.4 million and $138.3 million, respectively.

Differences between Non-compensation Expenses and Other Items for Distributable Earnings and GAAP

The differences between non-compensation expenses in the fourth quarter and full year 2015 as calculated for GAAP and distributable earnings were due to $46.6 million and $84.0 million, respectively, in charges with respect to acquisitions, dispositions and/or resolutions of litigation, charitable contributions and other non-cash, non-dilutive, non-economic items. These charges primarily related to a non-cash reserve related to a commitment to make charitable contributions with respect to BGC’s annual Charity day. In addition, the full year 2015 charges included costs related to the acquisition of the majority of outstanding shares of GFI and fixed asset impairments. The equivalent figures in the year earlier periods were charges of $84.6 million and $108.4 million, respectively, which were primarily related to the settlement of all legal claims with Tullett Prebon plc.

The distributable earnings per share calculations for the fourth quarters of 2015 and 2014 include 16.3 million and 40.2 million weighted-average shares, respectively, related to BGC’s Convertible Senior Notes but exclude the $2.6 million and $5.3 million in associated interest expense, net of tax. The distributable earnings per share calculations for the full years 2015 and 2014 include 23.0 million and 40.1 million weighted-average shares, respectively, to BGC’s Convertible Senior Notes but exclude the $13.5 million and $21.2 million in associated interest expense, net of tax. The distributable earnings per share calculations for the fourth quarter and full year 2015 also exclude 1.4 million partnership units, because they were not entitled to participate in partnership distributions.

Conference Call and Investor Presentation

BGC will host a conference call on Wednesday, February 10, 2016 at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing BGC’s consolidated distributable earnings results, will be accessible via the following:

http://ir.bgcpartners.com (an HTML version with Excel financial tables or PDF)

http://ir.bgcpartners.com/news-releases (an HTML version with Excel financial tables or PDF)

http://bgcpartners.com/category/bgc-releases/ (PDF only)

WHO:	BGC Partners, Inc. (NASDAQ: BGCP)
WHAT:	Fourth Quarter and Full Year 2015 financial results conference call
WHEN:	Wednesday, February 10, 2016 at 10:00 a.m. ET
WHERE:	http://ir.bgcpartners.com
HOW:	A listing of minimum system requirements can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

A webcast replay of the conference call is expected to be accessible at http://ir.bgcpartners.com within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date - Start Time:	2/10/2016 at 10:00 a.m. ET
U.S. Dial In:	1 (888) 771-4371
International Dial In:	(+1) (847) 585-4405
Passcode:	4158-9268

REPLAY:
Available From – To:	2/10/2016 12:30 p.m. ET – 2/17/2016 11:59 p.m. ET
U.S. Dial In:	1 (888) 843-7419
International Dial In:	(+1) (630) 652-3042
Passcode:	4158-9268#

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including “revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC Partners believes that distributable earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.‘s non-cash earnings or losses related to its equity investments. Revenues for distributable earnings include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting. Revenues for distributable earnings also exclude certain one-time or unusual gains that are recognized under GAAP, because the Company does not believe such gains are reflective of its ongoing, ordinary operations.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

•	Non-cash stock-based equity compensation charges for units granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, Inc., as well as post-merger non-cash, non-dilutive equity-based compensation related to limited partnership unit exchange or conversion.

•	Allocations of net income to founding/working partner and other limited partnership units.

•	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain unusual, one-time or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings will also include broker commission payouts relating to the aforementioned collection of receivables.

BGC’s definition of distributable earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. This exclusion includes the one-time gain related to the Nasdaq and Trayport transactions. Management believes that excluding these gains and charges best reflects the ongoing operating performance of BGC. However, because Nasdaq is expected to pay BGC in an equal amount of stock on a regular basis for 15 years as part of the transaction, the payments associated with BGC’s receipt of such stock are expected to be included in the Company’s calculation of distributable earnings. To make quarter-to-quarter comparisons more meaningful, one-quarter of the annual contingent earn-out amount will be included in the Company’s calculation of distributable earnings each quarter as “other revenues.”

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share:”

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

BGC’s distributable earnings per share calculations assume either that:

•	The fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or

•	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

The share count for distributable earnings excludes shares expected to be issued in future periods but not yet eligible to receive dividends and/or distributions, such as those related to the GFI back-end merger.

Each quarter, the dividend to BGC’s common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, and to Cantor for its non-controlling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs may be granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

The term “distributable earnings” is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or GAAP net income (loss.) The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues,” “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” because the items previously identified as excluded from “pre-tax distributable earnings” and “post-tax distributable earnings” are difficult to forecast. Management will instead provide its outlook only as it relates to “revenues for distributable earnings,” “pre-tax distributable earnings,” and “post-tax distributable earnings.”

For more information on this topic, please see the tables in the most recent BGC financial results press release entitled “Reconciliation of Revenues Under GAAP and Distributable Earnings,” and “Reconciliation of GAAP Income (Loss) to Distributable Earnings,” which provide a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this document. The reconciliations for prior periods do not include the results of GFI.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial measure, “adjusted EBITDA,” which it defines as GAAP income from operations before income taxes, adjusted to add back interest expense as well as the following non-cash items:

•	Employee loan amortization;

•	Fixed asset depreciation and intangible asset amortization;

•	Non-cash impairment charges;

•	Charges relating to grants of exchangeability to limited partnership interests;

•	Charges related to redemption of units;

•	Charges related to issuance of restricted shares; and

•	Non-cash earnings or losses related to BGC’s equity investments.

The Company’s management believes that this measure is useful in evaluating BGC’s operating performance compared to that of its peers, because the calculation of adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since adjusted EBITDA is not a recognized measurement under GAAP, investors should use adjusted EBITDA in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow, because adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.

For a reconciliation of adjusted EBITDA to GAAP income (loss) from operations before income taxes, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this document titled “Reconciliation of GAAP Income (loss) to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings.)”

Nontaxable Return of Capital

BGC Partners intends to pay not less than 75 percent of its post-tax distributable earnings per fully diluted share as cash dividends to all common stockholders.

BGC Partners’ common dividend is based on post-tax distributable earnings per fully diluted share, which, due mainly to non-cash, non-dilutive, and/or non-economic GAAP charges, were higher than its earnings and profits under GAAP and U.S. federal income tax principles for certain years. In addition, BGC Partners’ net income for both GAAP and distributable earnings includes income earned by foreign affiliates of the Company, corporate subsidiaries, and other entities generally not taxable under U.S. federal income tax principles.

Under U.S. federal income tax principles, a nontaxable return of capital, sometimes referred to as a “nondividend distribution,” is a cash distribution that is not paid out of the taxable earnings and profits of a corporation. For common stockholders, a nontaxable return of capital reduces the cost basis of an investment. It is not taxed until the cost basis of said investment is fully recovered. BGC Partners announced that 27.64 percent of its dividends paid to common stockholders in the year ended December 31, 2015 will be treated under U.S. federal income tax principles as a return of capital to the extent of each stockholder’s basis, and as capital gains to the extent such portion exceeds a stockholder’s basis. The remaining 72.36 percent of the dividends paid will be treated as a qualified dividend for U.S. federal income tax purposes. This information was reported in January of 2016 to certain firms that provide U.S. recipients of BGC’s dividend with their IRS Forms 1099-DIV and non-U.S. recipients with their IRS Forms 1042-S.

The portion of dividends to common stockholders that will be taxable will not impact BGC Partners’ financial results for either GAAP or distributable earnings or the Company’s or its affiliates’ ability to pay distributions to all partnership units and dividend payments to common stockholders.

This information is not intended to be all-inclusive or to render specific professional tax advice.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. BGC owns GFI Group Inc., a leading intermediary and provider of trading technologies and support services to the global OTC and listed markets. The Company’s Financial Services offerings include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products. BGC provides a wide range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other services to a broad range of financial and non-financial institutions. Through brands including FENICS, BGC Trader, and BGC Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Real Estate Services are offered through brands including Newmark Grubb Knight Frank, the Company provides a wide range of commercial real estate services, including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com.

BGC, BGC Trader, GFI, FENICS, FENICS.COM, Capitalab, Swaptioniser, Newmark, Grubb & Ellis, and Grubb are trademarks, registered trademarks and/or service marks of BGC Partners, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited.

Discussion of Forward-Looking Statements about BGC Partners

Statements in this document regarding BGC’s businesses that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in its public filings, including the most recent Form 10-K and any updates to such risk factors contained in subsequent Forms 10-Q or Forms 8-K.

Financial Tables and Presentation Available Online

Investors should note that an investor presentation regarding the results discussed in this document as well as Excel versions of the following tables are available for download if one views the HTML version of the release at ir.bgcpartners.com. Those viewing the release at this site should see the tables and presentation at the top of the page.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	December 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$461,207	$648,277
Cash segregated under regulatory requirements	3,199	12,144
Securities owned	32,361	32,508
Securities borrowed	—	62,736
Marketable securities	650,400	144,719
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	812,240	640,761
Accrued commissions receivable, net	342,299	292,050
Loans, forgivable loans and other receivables from employees and partners, net	158,176	130,775
Fixed assets, net	145,873	112,020
Investments	33,813	17,392
Goodwill	811,766	392,570
Other intangible assets, net	233,967	27,980
Receivables from related parties	15,466	8,864
Other assets	290,687	228,331

Total assets	$3,991,454	$2,751,127

Liabilities, Redeemable Partnership Interest, and Equity
Accrued compensation	$303,959	$231,679
Securities loaned	117,890	—
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	714,823	646,169
Payables to related parties	21,551	23,326
Accounts payable, accrued and other liabilities	692,639	501,830
Notes payable and collateralized borrowings	840,877	556,700
Notes payable to related parties	—	150,000

Total liabilities	2,691,739	2,109,704
Redeemable partnership interest	57,145	59,501
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 255,859 and 220,217 shares issued at December 31, 2015 and December 31, 2014, respectively; and 219,063 and 185,108 shares outstanding at December 31, 2015 and December 31, 2014, respectively	2,559	2,202
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 34,848 shares issued and outstanding at December 31, 2015 and December 31, 2014, convertible into Class A common stock	348	348
Additional paid-in capital	1,109,000	817,158
Contingent Class A common stock	50,095	47,383
Treasury stock, at cost: 36,796 and 35,109 shares of Class A common stock at December 31, 2015 and December 31, 2014, respectively	(212,331)	(200,958)
Retained deficit	(273,492)	(268,920)
Accumulated other comprehensive (loss) income	(25,056)	4,303

Total stockholders’ equity	651,123	401,516
Noncontrolling interest in subsidiaries	591,447	180,406

Total equity	1,242,570	581,922

Total liabilities, redeemable partnership interest and equity	$3,991,454	$2,751,127

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenues:
Commissions	$509,771	$381,182	$1,934,128	$1,307,912
Principal transactions	74,184	50,366	313,142	253,951

Total brokerage revenues	583,955	431,548	2,247,270	1,561,863

Real estate management services	51,121	43,929	187,118	163,227
Fees from related parties	6,038	6,631	25,348	28,379
Market data and software solutions	26,757	2,578	95,101	9,477
Interest income	4,390	1,673	10,643	7,312
Other revenues	1,183	2,924	9,957	17,232

Total revenues	673,444	489,283	2,575,437	1,787,490

Expenses:
Compensation and employee benefits	478,851	310,816	1,694,956	1,121,075
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	145,718	30,392	259,639	136,633

Total compensation and employee benefits	624,569	341,208	1,954,595	1,257,708
Occupancy and equipment	54,344	35,238	211,717	147,435
Fees to related parties	4,479	5,516	18,043	12,137
Professional and consulting fees	11,368	20,013	62,768	51,823
Communications	30,631	20,636	119,181	82,493
Selling and promotion	26,592	18,727	97,201	71,737
Commissions and floor brokerage	9,478	4,762	35,094	19,349
Interest expense	18,074	10,183	69,359	37,945
Other expenses	63,021	93,959	138,043	150,857

Total non-compensation expenses	217,987	209,034	751,406	573,776

Total expenses	842,556	550,242	2,706,001	1,831,484

Other income (losses), net:
Gain on divestiture and sale of investments	390,951	—	394,347	—
Gains (losses) on equity method investments	(815)	(2,418)	1,863	(8,621)
Other income	30,909	4,091	123,168	49,427

Total other income (losses), net	421,045	1,673	519,378	40,806

Income (loss) from operations before income taxes	251,933	(59,286)	388,814	(3,188)

Provision (benefit) for income taxes	79,441	(22,501)	120,496	651

Consolidated net income (loss)	$172,492	$(36,785)	$268,318	$(3,839)

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	107,477	(18,100)	141,530	(7,974)

Net income (loss) available to common stockholders	$65,015	$(18,685)	$126,788	$4,135

Per share data:
Basic earnings (loss) per share
Net income (loss) available to common stockholders	$65,015	$(18,685)	$126,788	$4,135

Basic earnings (loss) per share	$0.26	$(0.08)	$0.52	$0.02

Basic weighted-average shares of common stock outstanding	254,155	221,020	243,460	220,697

Fully diluted earnings (loss) per share
Net income (loss) for fully diluted shares	$70,344	$(18,685)	$168,521	$5,692

Fully diluted earnings (loss) per share	$0.24	$(0.08)	$0.50	$0.02

Fully diluted weighted-average shares of common stock outstanding	289,597	221,020	335,387	328,455

Dividends declared per share of common stock	$0.14	$0.12	$0.54	$0.48

Dividends declared and paid per share of common stock	$0.14	$0.12	$0.54	$0.48

BGC PARTNERS, INC.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

(unaudited)

	Q4 2015	Q4 2014	FY 2015	FY 2014
Revenues:
Brokerage revenues:
Rates	$106,860	$89,715	$468,536	$401,602
Foreign exchange	71,592	57,591	310,643	215,168
Credit	63,863	47,940	273,287	225,854
Energy and commodities	59,226	15,785	198,272	55,788
Equities and other asset classes	47,008	30,689	187,654	120,504
Leasing and other services (a)	163,203	148,073	545,052	435,348
Real estate capital markets	73,143	54,102	269,251	125,171

Total brokerage revenues	584,895	443,895	2,252,695	1,579,435

Market data and software solutions	26,757	2,578	95,101	9,477
Real estate management services	51,121	43,929	187,118	163,227
Fees from related parties, interest and other revenues (b)	29,230	25,051	106,429	89,311

Total revenues	692,003	515,452	2,641,343	1,841,450

Expenses:
Compensation and employee benefits (c)	428,942	318,431	1,641,406	1,128,518
Other expenses (d)	171,358	124,468	667,439	465,368

Total expenses	600,300	442,899	2,308,845	1,593,886

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	$91,703	$72,553	$332,498	$247,564

Noncontrolling interest in subsidiaries (e)	1,212	1,028	6,245	3,056
Provision for income taxes	13,755	10,883	49,875	37,135

Post-tax distributable earnings to fully diluted shareholders	$76,736	$60,642	$276,378	$207,373

Earnings per share:
Fully diluted pre-tax distributable earnings per share (f)	$0.23	$0.21	$0.89	$0.74

Fully diluted post-tax distributable earnings per share (f)	$0.20	$0.18	$0.74	$0.62

Fully diluted weighted-average shares of common stock outstanding	404,067	374,256	390,836	368,571

Total revenues	$692,003	$515,452	$2,641,343	$1,841,450

Total compensation expense	$428,942	$318,431	$1,641,406	$1,128,518

Compensation expense as a percent of revenues	62.0%	61.8%	62.1%	61.3%

Non-compensation expense as a percent of revenues	24.8%	24.1%	25.3%	25.3%

Pre-tax distributable earnings margins (on distributable earnings revenues)	13.3%	14.1%	12.6%	13.4%

Post-tax distributable earnings margins (on distributable earnings revenues)	11.1%	11.8%	10.5%	11.3%

Effective tax rate	15.0%	15.0%	15.0%	15.0%

Notes and Assumptions

(a)	Leasing and other services brokerage revenue includes $0.9 million and $11.4 million in Q4 2015 and Q4 2014, respectively, and $5.4 million and $16.6 million in FY 2015 and FY 2014, respectively, of revenue related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Q4 2015 and Q4 2014 include $17.6 million and $14.0 million, respectively, and FY 2015 and FY 2014 include $60.7 million and $45.9 million, respectively, of earn-out revenue and the related mark-to-market movements and/or hedging of shares associated with the Nasdaq transaction.
(c)	Compensation and employee benefits exclude charges associated with: the grant of exchangeability to limited partnership units; redemption of partnership units and issuance of restricted shares and compensation related partnership loans; and allocations of net income to founding/working partner units and limited partnership units. Compensation and employee benefits include compensation associated with leasing and other services brokerage revenues related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(d)	Other expenses exclude certain charges with respect to acquisitions, dispositions and/or resolutions of litigation; charitable contributions; non-cash charges on acquired receivables; and charges related to other non-cash, non-dilutive, and / or non-economic items.
(e)	Represents the noncontrolling interest allocation associated with joint ownership of our administrative services company (Tower Bridge), GFI Group Inc., and our Real Estate affiliated entities.
(f)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015, which matured and were converted into 24.0 million Class A common shares in Q2 2015, and on July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended December 31, 2015 and 2014 include 16.3 million and 40.2 million of additional shares, respectively, underlying these Notes. The distributable earnings per share calculations for the years ended December 31, 2015 and 2014 include 23.0 million and 40.1 million of additional shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

RECONCILIATION OF REVENUES UNDER GAAP AND DISTRIBUTABLE EARNINGS

(in thousands)

(unaudited)

	Q4 2015	Q4 2014	FY 2015	FY 2014

GAAP Revenue	$673,444	$489,283	$2,575,437	$1,787,490

Plus: Other income (losses), net	421,045	1,673	519,378	40,806

Adjusted GAAP	1,094,489	490,956	3,094,815	1,828,296

Adjustments:
Gains related to sale of Trayport (1)	(407,201)	—	(407,201)	—
Nasdaq Earn-out Revenue (2)	7,787	6,517	(7,336)	(6,900)
Revenue with respect to acquisitions, dispositions, resolutions of litigation, and other	(4,828)	4,162	(42,497)	(5,192)
Non-cash (gains) losses related to equity investments	815	2,418	(1,863)	8,621
Real Estate purchased revenue	940	11,399	5,425	16,625

Distributable Earnings Revenue	$692,003	$515,452	$2,641,343	$1,841,450

(1)	Q4 2015 and FY 2015 include the gain, net of fees, related to the sale of Trayport and the net realized and unrealized gain on the ICE shares received in the Trayport transaction.
(2)	Q4 2015 and Q4 2014 income/revenues related to the Nasdaq earn-out shares were $9.8 million and $7.4 million for GAAP and $17.6 million and $14.0 million for distributable earnings, respectively. For FY 2015 and FY 2014, the earn-out revenues were $68.0 million and $52.8 million for GAAP and $60.7 million and $45.9 million for distributable earnings, respectively.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) TO DISTRIBUTABLE EARNINGS

(in thousands, except per share data)

(unaudited)

	Q4 2015	Q4 2014	FY 2015	FY 2014
GAAP income (loss) before income taxes	$251,933	$(59,286)	$388,814	$(3,188)

Pre-tax adjustments:

Dividend equivalents to RSUs	—	—	—	3

Non-cash (gains) losses related to equity investments, net	815	2,418	(1,863)	8,621

Real Estate purchased revenue, net of compensation and other expenses (a)	1,705	5,130	9,718	9,616

Allocations of net income and grant of exchangeability to limited partnership units and FPUs	145,718	30,392	259,639	136,633

Nasdaq earn-out revenue (b)	7,787	6,517	(7,336)	(6,900)

(Gains) and charges with respect to acquisitions, dispositions and / or resolutions of litigation, charitable contributions and other non-cash, non-dilutive, non-economic items	(316,256)	87,382	(316,474)	102,780

Total pre-tax adjustments	(160,231)	131,840	(56,316)	250,752

Pre-tax distributable earnings	$91,703	$72,553	$332,498	$247,564

GAAP net income (loss) available to common stockholders	$65,015	$(18,685)	$126,788	$4,135

Allocation of net income (loss) to noncontrolling interest in subsidiaries	106,265	(19,128)	135,285	(11,030)

Total pre-tax adjustments (from above)	(160,231)	131,840	(56,316)	250,752

Income tax adjustment to reflect effective tax rate	65,686	(33,384)	70,621	(36,484)

Post-tax distributable earnings	$76,736	$60,642	$276,378	$207,373

Pre-tax distributable earnings per share (c)	$0.23	$0.21	$0.89	$0.74

Post-tax distributable earnings per share (c)	$0.20	$0.18	$0.74	$0.62

Fully diluted weighted-average shares of common stock outstanding	404,067	374,256	390,836	368,571

Notes and Assumptions

(a)	Represents revenues related to the collection of receivables, net of compensation, and non-cash charges on acquired receivables, which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Distributable earnings for Q4 2015 and Q4 2014 includes $7.8 million and $6.5 million, respectively, and FY 2015 and FY 2014 includes $(7.3) million and $(6.9) million, respectively, of adjustments associated with the Nasdaq transaction. For Q4 2015 and Q4 2014 income/revenues related to the Nasdaq earn-out shares were $9.8 million and $7.4 million for GAAP and $17.6 million and $14.0 million for distributable earnings, respectively. For FY 2015 and FY 2014, the earn-out revenues were $68.0 million and $52.8 million for GAAP and $60.7 million and $45.9 million for distributable earnings, respectively.
(c)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015, which matured and were converted into 24.0 million Class A common shares in Q2 2015, and on July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for Q4 2015 and Q4 2014 include 16.3 million and 40.2 million, respectively, and for FY 2015 and FY 2014 include 23.0 million and 40.1 million of additional shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

Segment Disclosure - Q4 2015 vs Q4 2014

($ in thousands)

(unaudited)

Q4 2015	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$394,345	$288,324	$9,334	$692,003	$(18,559)	$673,444
Total expenses	328,410	240,882	31,008	600,300	242,256	842,556
Total other income (losses), net (1)	—	—	—	—	421,045	421,045

Pre-tax distributable earnings, before noncontrolling interests and taxes (2) (3)	$65,935	$47,442	$(21,674)	$91,703	$160,230	$251,933

Pre-tax margin	16.7%	16.5%	NMF	13.3%

Q4 2014	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$260,801	$247,389	$7,262	$515,452	$(26,169)	$489,283
Total expenses	207,969	209,104	25,826	442,899	107,343	550,242
Total other income (losses), net (4)	—	—	—	—	1,673	1,673

Pre-tax distributable earnings, before noncontrolling interests and taxes (5) (6)	$52,832	$38,285	$(18,564)	$72,553	$(131,839)	$(59,286)

Pre-tax margin	20.3%	15.5%	NMF	14.1%

(1)	For the three months ended December 31, 2015, total other income (losses), net is comprised of the mark-to-market movements and/or hedging of $9.8 million on the Financial Services Nasdaq earnout shares, Corporate gain of $391.0 million related to the sale of Trayport and $21.0 million of Corporate other income primarily related to the net realized and unrealized gains on the ICE shares, partially offset by Corporate losses on equity method investments of $0.8 million.
(2)	For the three months ended December 31, 2015, the Financial Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $17.6 million related to the the mark-to-market movements and/or hedging on the Nasdaq earnout shares.
(3)	For the three months ended December 31, 2015, the Real Estate Services segment income (loss) from operations before income taxes includes $0.5 million related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.
(4)	For the three months ended December 31, 2014, total other income (losses), net is comprised of the mark-to-market movements and/or hedging of $7.4 million on the Financial Services Nasdaq earnout shares, partially offset by the Corporate losses on equity method investments of $2.4 million and $3.3 million of Corporate other losses.
(5)	For the three months ended December 31, 2014, the Financial Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $14.0 million related to the earn-out portion of the Nasdaq transaction consideration including the mark-to-market movements and/or hedging of the shares.
(6)	For the three months ended December 31, 2014, the Real Estate Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $3.8 million related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

Segment Disclosure - FY 2015 vs FY 2014

($ in thousands)

(unaudited)

FY 2015	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$1,602,800	$1,003,610	$34,933	$2,641,343	$(65,906)	$2,575,437
Total expenses	1,317,369	864,198	127,278	2,308,845	397,156	2,706,001
Total other income (losses), net (1)	—	—	—	—	519,378	519,378

Pre-tax distributable earnings, before noncontrolling interests and taxes (2) (3)	$285,431	$139,412	$(92,345)	$332,498	$56,316	$388,814

Pre-tax margin	17.8%	13.9%	NMF	12.6%

FY 2014	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$1,080,729	$725,417	$35,304	$1,841,450	$(53,960)	$1,787,490
Total expenses	863,834	632,598	97,454	1,593,886	237,598	1,831,484
Total other income (losses), net (4)	—	—	—	—	40,806	40,806

Pre-tax distributable earnings, before noncontrolling interests and taxes (5) (6)	$216,895	$92,819	$(62,150)	$247,564	$(250,752)	$(3,188)

Pre-tax margin	20.1%	12.8%	NMF	13.4%

(1)	For the year ended December 31, 2015, total other income (losses), net is comprised of the Financial Services Nasdaq earnout shares and the related mark-to-market movements and/or hedging of $68.0 million, Corporate gain of $391.0 million related to the sale of Trayport, Corporate realized gain of $29.0 million on the 17.1 million shares of GFI common stock owned by BGC prior to the tender offer, Corporate gains on equity method investments of $1.9 million, and $29.5 million of Corporate other income primarily related to the net realized and unrealized gains on the ICE shares.
(2)	For the year ended December 31, 2015, the Financial Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $60.7 million related to the earn-out portion of the Nasdaq transaction consideration including the mark-to-market movements and/or hedging of the shares.
(3)	For the year ended December 31, 2015, the Real Estate Services segment income (loss) from operations before income taxes includes $2.1 million related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.
(4)	For the year ended December 31, 2014, total other income (losses), net is comprised of the Financial Services Nasdaq earnout shares and the related mark-to-market movements and/or hedging of $52.8 million, partially offset by the Corporate losses on equity method investments of $8.6 million and $3.4 million of Corporate other losses.
(5)	For the year ended December 31, 2014, the Financial Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $45.9 million related to the earn-out portion of the Nasdaq transaction consideration including the mark-to-market movements and/or hedging of the shares.
(6)	For the year ended December 31, 2014, the Real Estate Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $7.5 million related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

Reconciliation of GAAP Income (Loss) to Adjusted EBITDA

(and Comparison to Pre-Tax Distributable Earnings)

(in thousands) (unaudited)

	Q4 2015	Q4 2014	FY 2015	FY 2014
GAAP Income (loss) from continuing operations before income taxes (1)	$251,933	$(59,286)	$388,814	$(3,188)

Add back:

Employee loan amortization	55,847	4,291	86,708	25,708

Interest expense	18,074	10,183	69,359	37,945

Fixed asset depreciation and intangible asset amortization	19,568	11,976	81,996	44,747

Impairment of fixed assets	328	94	19,128	5,648

Exchangeability charges (2)	134,812	30,043	231,367	126,514

(Gains) losses on equity investments	815	2,418	(1,863)	8,621

Adjusted EBITDA	$481,377	$(281)	$875,509	$245,995

Pre-Tax distributable earnings	$91,703	$72,553	$332,498	$247,564

(1)	GAAP Income from continuing operations before taxes for the fourth quarter of 2015 and FY 2015 includes the gain on the sale of Trayport, and the fourth quarter of 2014 and FY 2014 includes the settlement of all legal claims with Tullett.
(2)	Represents non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units.

BGC PARTNERS, INC.

LIQUIDITY ANALYSIS

(in thousands)

(unaudited)

	December 31, 2015	December 31, 2014

Cash and cash equivalents	$461,207	$648,277
Securities owned	32,361	32,508
Marketable securities (1) (2)	532,510	144,719

Total	$1,026,078	$825,504

(1)	$117.9 million of Marketable securities on our balance sheet have been lent out in a Securities Loaned transaction and therefore are not included in this Liquidity Analysis.
(2)	The increase in Marketable securities is primarily due to the ICE shares received in connection with the sale of Trayport.

BGC PARTNERS, INC. Quarterly Market Activity Report (Includes GFI Data from 2Q2015 Onward)

The following table provides certain volume and transaction count information on BGC Partners’ fully electronic system for the periods indicated.

						% Change	% Change	% Change
	4Q14	3Q15	4Q15	FY2014	FY2015	FY’15 vs. FY’14	Q4’15 vs. Q4’14	Q4’15 vs. Q3’15
Notional Volume (in $US billions)
Fully Electronic Rates	800	1,169	1,166	3,163	4,873	54.1%	45.7%	(0.3%)
Fully Electronic FX	3,710	2,982	2,682	11,012	13,375	21.5%	(27.7%)	(10.1%)
Fully Electronic Credit	399	496	452	1,308	2,228	70.4%	13.2%	(8.9%)
Fully Electronic Equities & Other	0	0	1	1	1	49.6%	1502.8%	461.7%

Total Fully Electronic Volume	4,909	4,648	4,300	15,483	20,477	32.3%	(12.4%)	(7.5%)

HYBRID
Total Hybrid Volume	33,609	47,703	47,012	145,006	161,270	11.2%	39.9%	(1.4%)

Total Hybrid & Fully Electronic Volume	38,518	52,351	51,313	160,489	181,747	13.2%	33.2%	(2.0%)

Transaction Count
Fully Electronic Rates	71,022	83,051	64,429	238,338	312,644	31.2%	(9.3%)	(22.4%)
Fully Electronic FX	3,263,499	2,778,833	2,533,081	9,434,040	12,402,190	31.5%	(22.4%)	(8.8%)
Fully Electronic Credit	24,597	52,097	53,930	90,389	192,896	113.4%	119.3%	3.5%
Fully Electronic Equities & Other	23	149	92	283	288	1.8%	300.0%	(38.3%)

Total Fully Electronic Transactions	3,359,141	2,914,130	2,651,532	9,763,050	12,908,018	32.2%	(21.1%)	(9.0%)

HYBRID
Total Hybrid Transactions	678,807	884,942	843,475	2,694,077	3,226,406	19.8%	24.3%	(4.7%)

Total Hybrid and Fully Electronic Transactions	4,037,948	3,799,072	3,495,007	12,457,127	16,134,424	29.5%	(13.4%)	(8.0%)

Trading Days	64	64	64	252	252

Note:	“Hybrid” is defined as transactions involving some element of electronic trading but executed by BGC’s brokers, exclusive of voice-only transactions.

“Fully Electronic” involves customer-to-customer trades, free from broker execution.

Media Contact:

Karen Laureano-Rikardsen +1 212-829-4975

Investor Contacts:
Jason McGruder +1 212-829-4988	Jason Chryssicas +1 212-915-1987